Exhibit 10.85

AGREEMENT OF SUBLEASE

THIS AGREEMENT OF SUBLEASE (“Sublease”) is made as of the 31st day of December, 2009 by and between Comstock Asset Management, L.C. (“Sublandlord”) and Comstock Property Management, L.C., a Virginia limited liability company (“Subtenant”).

WITNESSETH

WHEREAS, pursuant to a Lease Agreement between Sublandlord and 11465 SH I, LC (f/k/a Comstock Partners, L.C.) (“Landlord”) dated October 1, 2004, as amended (“Lease”), Landlord leased to Sublandlord a portion (“Premises”) of Landlord’s building (“Building”) at 11465 Sunset Hills Road, Reston, Virginia.

WHEREAS, Subtenant desires to sublet from Sublandlord a portion of the Premises, and Subtenant and Sublandlord desire to enter into this Sublease to set forth their respective rights, duties and liabilities relating to the Subleased Premises.

NOW, THEREFORE, in consideration of the mutual covenants herein and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, Sublandlord and Subtenant mutually agree and intend to be legally bound as follows:

1.	Subleased Premises. Sublandlord leases to Subtenant those premises known as “Suite 410,” comprising 7,620 rentable square feet, and “Suite 110,” comprising 550 rentable square feet, as the same are depicted on Exhibit A attached hereto (collectively, the “Subleased Premises”).

2.	Sublease Term.

A.	The “Sublease Term” shall commence on January 1, 2010, or at such later date as the Subleased Premises becomes available for use and occupancy by Subtenant, or when Sublandlord has secured the consent of the Landlord (“Commencement Date”).

B.	The Sublease Term shall expire on the last day of the calendar month which completes three years after the Commencement Date (i.e., December 31, 2012) (“Expiration Date”).

C.	After the Commencement Date, the parties shall promptly execute a Commencement and Expiration Date Memorandum substantially in the Landlord’s standard form, which is attached hereto as Exhibit B, wherein the parties shall specify the Commencement Date, the Expiration Date and the date on which Subtenant is to commence paying Basic Rent.

3.

Basic Rent. Subtenant shall pay to Sublandlord rent in equal monthly installments on the first (1st) day of each month. If the Commencement Date is not the 1st of the month, then for the initial partial month of the Sublease Term, Subtenant shall pay to Sublandlord a prorated amount of the Monthly Basic Rent. The Basic Rent during the Sublease Term hereunder will be as follows:

	Suite 110 - 550 SF			Suite 410 – 7,620 SF			Premises
	Annual	Monthly	Rent PSF	Annual	Monthly	Rent PSF	Monthly Total
Lease Year 1	$11,000.00	$916.67	$20.00	$188,595.00	$15,716.25	$24.75	$16,632.92
Lease Year 2	$11,440.00	$953.33	$20.80	$196,138.80	$16,344.90	$25.74	$17,298.23
Lease Year 3	$11,897.60	$991.47	$21.63	$203,984.35	$16,998.70	$26.77	$17,990.16

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4.

Late Payments. Should Monthly installments of the Basic Rent not be made on or before the 5th day of a calendar month, the payment shall be considered overdue and Sublandlord may begin charging Subtenant an interest rate per annum equal to the sum of (i) the prime rate of interest established and publicly announced by The Chase Manhattan Bank, N.A., New York, plus (ii) four percent (4%), until such payment is made. In no event shall the default rate of interest be less then twelve percent (12%) nor more then eighteen percent (18%).

5.	Subordination. This Sublease is in all respects subject and subordinated to the Lease between Landlord and Sublandlord, a copy of which is attached hereto and incorporated as Exhibit E.

6.	Assignment. No assignment of this Sublease nor further sublease of any portion of the Subleased Premises shall be made without the prior written consent of Sublandlord and approval of Landlord.

7.	Operating Expenses. A pro-rata portion of any operating expenses due under the Lease in excess of the Sublease Base Year (2009) shall be payable as additional rent hereunder in the same manner as Basic Rent.

8.	Parking. Subtenant will have the right to utilize a proportionate share of Sublandlord’s parking spaces at the Building at no cost during the Sublease Term. The number of parking spaces and the location of reserved parking spaces, if any, available for Subtenant’s use under the current parking program for the Building are set forth on Exhibit C attached hereto and incorporated herein.

9.	Condition, Acceptance and Use of Subleased Premises

A.	Sublandlord will deliver the Subleased Premises with certain improvements having been constructed based upon plans and specifications previously approved by the parties. Upon the Commencement Date, Subtenant shall accept the Subleased Premises in their existing condition and state of repair. Sublandlord and Subtenant acknowledge that the Subleased Premises contains certain furniture, fixtures and/or equipment (“Existing FF&E”) which is the property of Landlord, an inventory of which is set forth on Exhibit D attached hereto and incorporated herein. Without payment of additional rent, Subtenant shall have the right to use the Existing FF&E during the Sublease Term. At the expiration of the Sublease Term, the Existing FF&E shall be delivered to Landlord in condition substantially the same as its condition as of the effective date hereof, with the exception of normal wear and tear. Subtenant acknowledges that no representations, statements or warranties, express or implied, have been made by or on behalf of the Sublandlord in respect to the condition of the Subleased Premises, or the use or occupation that may be made thereof, and that Sublandlord shall in no event whatsoever be liable for any latent defects in the Subleased Premises or in the Existing FF&E. Sublandlord shall enforce the provisions of the Lease with regard to Landlord’s obligations to provide services to the Subleased Premises and common areas.

B.	Acceptance of the Subleased Premises by Subtenant shall be construed as recognition that the Subleased Properties are in a good state of repair and in sanitary condition. Sublandlord shall not be liable for any losses or damages incurred by Subtenant due to failure of operation of the heating, cooling, or other utility equipment or due to the necessity of repair of the same.

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C.	The Subleased Premises shall be used or occupied by Subtenant solely for executive and general office uses as permitted in Section 6 of the Lease and shall not be used for any other purpose. Subtenant shall not use or occupy the Subleased Premises for any unlawful purpose nor place any excessive or unreasonable demands upon the Building.

D.	Subtenant shall surrender the Subleased Premises at the expiration of the Sublease Term, or upon earlier termination thereof, in the same condition as when Subtenant took possession, reasonable wear and tear excepted.

E.	Except as specifically provided herein, Sublandlord shall have no responsibility whatsoever with respect to the Subleased Premises, the condition thereof or Subtenant’s property situated therein, except for loss, injury or damage caused by Sublandlord’s gross negligence or willful misconduct. Sublandlord shall not be liable for the failure by Landlord to keep and perform, according to the terms of the Lease, Landlord’s duties, covenants, agreements, obligations, restrictions, conditions and provisions, nor for any delay or interruption in Landlord’s keeping and performing the same. Sublandlord hereby assigns to Subtenant, for so long as this Sublease shall be in force and effect, any and all rights of Sublandlord under the Lease with respect to the Subleased Premises and causes of action which Sublandlord may have against Landlord with respect to the Subleased Premises because of any default by Landlord under the Lease, excluding, however, any right of self-help or rent abatement. Sublandlord agrees to cooperate with and join Subtenant in any claims or suits brought by Subtenant against Landlord under the Lease, provided that such participation shall be without cost or expense to Sublandlord. Subtenant has inspected the Subleased Premises and its contents to its satisfaction and, except as specifically set forth herein, agrees to accept the Subleased Premises and its contents in its “as-is, where-is” condition without any obligations on Sublandlord to repair or modify the same.

F.	Sublandlord and Subtenant, and each of their affiliates, shall have a shared right to use the reception area(s), conference room(s) and kitchen facilities within Suite 410 and shall cooperate with each other to establish reasonable requirements for advance scheduling (the parties acknowledging that the rentable square footage of Suite 410 upon which Basic Rent and operating expenses are determined has been reduced to reflect this right). Sublandlord reserves the right to use and to grant other persons a license to use the exterior hallway of Suite 110, the door to which shall remain unlocked at all times.

10.	Default Under Superior Leases.

A.

Subtenant agrees to assume and perform, according to the terms of the Lease, all of the duties, covenants, agreements and obligations of Sublandlord under the Lease, as and when required by the Lease, with respect to the Subleased Premises, except Sublandlord’s duty to make rent payments to Landlord. Subtenant further agrees to keep and obey, according to the terms of the Lease, all of the rules, restrictions, conditions and provisions which pertain to the Subleased Premises, and are imposed by the terms of the Lease upon Sublandlord with respect to the Subleased Premises or upon the use of the Subleased Premises. Subtenant agrees that it will take good care of the Subleased Premises, and will commit no waste, and will not do, suffer, or permit to be done any injury to the same. It is hereby understood and agreed that Subtenant’s rights to use, possess and enjoy the Subleased Premises are subject to the terms, conditions, rules and regulations of the Lease and the rights and remedies of Landlord thereunder. Subtenant agrees to indemnify, defend, and protect Sublandlord against, and to hold Sublandlord

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harmless from, any liability, damages, costs or expenses of any kind or nature, including court costs and reasonable attorneys’ fees, resulting from any failure by Subtenant to perform, keep and obey the terms of this Sublease and the requirements of the Lease with respect to the Subleased Premises. Any failure by Subtenant to perform, keep and obey the same shall be a default by Subtenant hereunder.

B.	Subtenant shall not act in any manner which would cause a default under the terms of the Lease. Within five (5) business days of Sublandlord’s receipt of notice of any default under the Lease which may jeopardize Subtenant’s quiet enjoyment of the Subleased Premises, Sublandlord shall notify Subtenant of the nature of the default and of Sublandlord’s intention to cure such default. In the event Subtenant or Sublandlord receives a notice of default from Landlord as a direct result of Subtenant’s actions, then Subtenant shall have all the rights to cure such event of default that Sublandlord enjoys under the Lease; provided, however, that in the event Subtenant fails to timely cure any event of default, Sublandlord shall have the right to terminate this Sublease and Subtenant shall vacate the Subleased Premises within thirty (30) days (or such lesser period as may be required to effect a cure of the default under the Lease). Further, Sublandlord shall have the right to recover from Subtenant all damages to which Sublandlord is entitled including, without limitation, reletting expenses (vacancy, commissions, improvements, etc.) and any unpaid rent due hereunder up until the time of the reletting of the Subleased Premises; provided, that Sublandlord’s re-occupying of the Subleased Premises will be deemed a reletting with respect to such portion of the space as is re-occupied by Sublandlord.

C.	Subtenant shall be in default of this Sublease to the extent that Subtenant fails to abide by the terms or conditions of this Sublease and/or the Lease, with Subtenant being afforded the rights as to notice of default and curing of default as set forth above. Furthermore, if any default under the Lease shall occur with respect to Subtenant, or if Subtenant fails to perform of any of its own covenants and obligations under this Sublease, then and in any of said cases, Subtenant shall be deemed in default, and Sublandlord shall have the right to exercise all remedies set forth in the Lease as if Sublandlord were “Landlord” and Subtenant were “Tenant” thereunder.

D.	Subtenant hereby waives trial by jury in any action, proceeding, claim or counterclaim brought by Landlord or Sublandlord with respect to any matter whatsoever arising out of or in any way connected with this Sublease, the relationship between Sublandlord and Subtenant, and/or Subtenant’s use or occupancy of the Subleased Premises. Subtenant further waives receipt of any notice to quit the Subleased Premises in the event of any default hereunder.

E.	In the event either party files suit at law or equity to enforce the terms of this Sublease, the party substantially prevailing in such action shall recover from the other party its reasonable expenses, including, but not limited to, court costs and reasonable attorneys’ fees. All such expenses shall bear interest at the highest rate allowable under the laws of the Commonwealth of Virginia until paid in full by the substantially non-prevailing party.

11.

Insurance. During the Sublease Term, Subtenant shall maintain insurance in force with a company licensed to do business in Virginia, with policy limits of at least Two Million Dollars ($2,000,000.00) general liability and One Million Dollars ($1,000,000.00) property damage. Sublandlord shall be named as an additional insured thereunder and Subtenant shall provide Sublandlord with a certificate of such insurance prior to the Commencement Date. Subtenant and

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Sublandlord each hereby waive any and all rights of recovery against the other, or against the officers, employees, agents, members, managers and representatives of the other, for loss of or damage to such waiving party or its property of the property of other under its control to the extent that such loss or damage is insured against under any insurance policy in force at the time of such loss or damage and such loss or damage has been paid by the insurance company. The insuring party shall, upon obtaining the policies of insurance required hereunder, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Sublease.

12.	Notices. Every notice, approval, consent or other communication authorized or required by this Sublease (“Notice”) shall not be effective unless same shall be in writing and sent postage prepaid by the United States registered or certified mail, return receipt requested, or delivered by hand, and a written receipt acknowledging such postal or hand delivery obtained for each designated recipient (or proof of refusal), directed to the other party at the following addresses (indicating the date and to whom delivered), or such other address as either party may designate by Notice given from time to time in accordance with this paragraph:

If to Subtenant:	Comstock Property Management, L.C.
11465 Sunset Hills Road
Suite 410
Reston, Virginia 20190
Attention: Gregory Benson

With a copy to:	Comstock Homebuilding Companies, Inc.
11465 Sunset Hills Road
Suite 410
Reston, Virginia 20190
Attention: Jubal Thompson

If to Sublandlord:	Comstock Asset Management, L.C.
11465 Sunset Hills Road
Suite 400
Reston, VA 20190
Attention: Christopher Clemente

13.	Security. Upon full execution of the Sublease, Sublandlord shall deliver to Subtenant a reasonable number of suite entry keys for the Subleased Premises and a reasonable number of Building perimeter security access cards, at no cost to Subtenant.

14.	Identity. Sublandlord shall obtain Landlord’s consent, if necessary, for Subtenant’s Building Directory strips.

15.	Landlord Approval. In the event the Lease requires the prior written consent of Landlord prior to an action by Subtenant, then Sublandlord, on behalf of Subtenant, shall initiate action to gain consent from Landlord within ten (10) days of Subtenant’s notice to Sublandlord concerning such proposed action. The preceding sentence notwithstanding, in the event the Lease specifies the time period in which Landlord must respond to such a request for consent, then such specified time period shall control.

16.	Quiet Enjoyment. Subtenant shall have the peaceful and quiet use of the Subleased Premises, and all rights, servitude and privileges belonging or in anywise appertaining thereto or granted thereby, for the Sublease Term, without hindrance or interruption by Sublandlord. Sublandlord warrants that it has the full right and authority to enter into this Sublease for the full term hereof.

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17.	Security Deposit. Upon Sublease execution, Subtenant shall provide or cause to be provided to Sublandlord a Security Deposit in the amount of $50,000.00. Subtenant may satisfy this requirement by delivery of a promissory note guaranteed by Comstock Homebuilding Companies, Inc.

18.	Holdover. If Tenant shall hold over possession of the Subleased Premises after the end of the Sublease Term, then in such event this Sublease shall continue on a month-to-month basis at 150% of the Basic Rent, adjusted to a monthly basis, and subject to all the other conditions, provisions and obligations of this Sublease insofar as the same are applicable, or as the same shall be adjusted, to a month-to-month tenancy.

19.	Communications. Subtenant agrees that all communications regarding the tenancy under this Sublease shall be directed or copied to the Sublandlord who will in the case of property management issues contact Landlord.

20.	Entire Agreement. This Sublease, together with the Exhibits attached hereto, contains and embodies the entire agreement of the parties hereto, and no representations, inducements or agreements, oral or otherwise, between the parties not contained in this Sublease and the Exhibits, shall be of any force and effect. This Sublease may not be modified, changed or terminated in whole or in part in any manner other than by an agreement in writing duly signed by the parties hereto.

IN WITNESS WHEREOF, this Agreement of Sublease has been executed by the parties as of the date first hereinabove written.

SUBLANDLORD:	SUBTENANT:

Comstock Asset Management, L.C.	Comstock Property Management, L.C.
By: Comstock Homebuilding Companies, Inc.

By:	By:
Christopher Clemente, Manager	Gregory Benson, Chief Operating Officer

* * *

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GUARANTY

For value received, the undersigned hereby absolutely, unconditionally, jointly and severally guarantees performance of Subtenant’s obligations under the Sublease, including but not limited to full payment of all amounts coming due under this Sublease (including all reasonable attorneys fees and collection expenses), waives notice demand and any reporting requirement, and agrees that this guaranty is an obligation independent of the obligations of Subtenant hereunder that may be enforced by Sublandlord pursuant to a separate action regardless of whether any action is first brought against Subtenant.

GUARANTOR:

[Corporate Seal]	Comstock Homebuilding Companies, Inc.,
a Delaware corporation

By:	By:
Name:	Gregory Benson
Title:	Chief Operating Officer

LANDLORD’S CONSENT AND AGREEMENT

11465 SH I, LC, a Virginia limited liability company, as “Landlord” under the Lease hereby consents to the foregoing Agreement of Sublease between Comstock Asset Management, L.C. and Comstock Property Management, L.C. dated December 31, 2009 and the terms and conditions thereunder. Landlord’s consent herein shall not modify or affect the Lease or relieve Sublandlord from any liability thereunder.

11465 SH I, LC

By:
Christopher Clemente, Manager

Date:

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EXHIBIT A

Subleased Premises

Suite 410

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EXHIBIT A

Subleased Premises

(continued)

SUITE 110

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EXHIBIT B

Form of Commencement Memorandum

Commencement and Expiration Date Memorandum

This Commencement and Expiration Date Memorandum is dated as of                     , 20         between Comstock Asset Management, L.C. (“Sublandlord”) and Comstock Property Management, L.C., a Virginia limited liability company (“Subtenant”).

W I T N E S S E T H:

WHEREAS, Sublandlord and Subtenant are parties to that certain Agreement of Sublease dated                         , 20         (the “Sublease”) relating to premises in the Building located at 11465 Sunset Hills Road in Reston, Virginia.

NOW THEREFORE, Sublandlord and Subtenant hereby confirm as follows:

1.	The Sublease Commencement Date is , 20 .

2.	The scheduled Expiration Date is , 20 .

3.	The Rentable Area of the Subleased Premises is square feet.

4.	Landlord may rely upon the foregoing statements.

IN WITNESS WHEREOF, Sublandlord and Subtenant have caused this Memorandum to be executed by their respective duly authorized managers, members, partners or officers as of the date first set forth above.

SUBLANDLORD:	SUBTENANT:

Comstock Asset Management, L.C.	Comstock Property Management, L.C.
By: Comstock Homebuilding Companies, Inc.

By:	By:
Christopher Clemente, Manager	Gregory Benson, President

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EXHIBIT C

Number and Location of Parking Spaces

Category/Type of Space	Number of Spaces

Reserved and Assigned to Tenant:	5

Reserved for Tenants Only, but Unassigned:	10

Unreserved and Unassigned:	8

Total Spaces:	23

Reserved Spaces:	To be assigned by Landlord

Landlord reserves the right to reconfigure the parking for the Property by establishing or relocating reserved parking spaces, subject to and in accordance with the Lease.

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EXHIBIT D

Existing FF&E

[Final approved list of Existing FF&E to be attached following occupancy.]

Item	Quantity

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EXHIBIT E

Lease

[To be attached.]

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